Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2014, relating to the consolidated financial statements of Pathfinder Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 2013 and 2012 in the Prospectus.

/s/ BONADIO & CO., LLP

Bonadio & Co., LLP

Syracuse, New York

June 11, 2014